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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                     FORM 15

         CERTIFICATION   AND  NOTICE  OF  TERMINATION  OF   REGISTRATION   UNDER
SECTION12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                 U S WEST, Inc.
                            (Formerly "USW-C, Inc.")
             (Exact name of registrant as specified in its charter)

                         Commission File Number: 1-14087


                 1801 California Street, Denver, Colorado 80202
          (Address of principal executive offices, including Zip Code)


                         Telephone Number (303) 672-2700
              (Registrant's telephone number, including area code)


                     Common Stock, par value $0.01 per share
              Series A Junior Preferred Stock, par value $1.00 per
               share (Title of each class of securities covered by
                                   this Form)

                                      None
             (Titles of all other classes of securities for which a
                   duty to file reports under section 13(a) or
                                 15(d) remains)

                Please place an X in the box(es) to designate the
            appropriate rule provision(s) relied upon to terminate or
                        suspend the duty to file reports:

    Rule 12g-4(a)(1)(i)          |_|                      Rule 12h-3(b)(1)(i)         |X|
    Rule 12g-4(a)(1)(ii)         |_|                      Rule 12h-3(b)(1)(ii)        |_|
    Rule 12g-4(a)(2)(i)          |_|                      Rule 12h-3(b)(2)(i)         |_|
    Rule 12g-4(a)(2)(ii)         |_|                      Rule 12h-3(b)(2)(ii)        |_|
                                                          Rule 15d-6                  |_|


     Approximate number of holders of record as of the certification or notice date: 0



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                                    SIGNATURE




         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      U S WEST, Inc.
                                      (Formerly "USW-C, Inc.")


                                 By:  /s/ Thomas O. McGimpsey
                                      ------------------------------------------
                                      Thomas O. McGimpsey
                                      Assistant Secretary

Dated:   June 30, 2000